Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-134526, 333-138879, 333-146713 and 333-156976) on Form S-8, of our report dated March 24, 2010 with respect to our audit of the consolidated financial statements and schedule of eMagin Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Eisner LLP

New York, New York
March 24, 2010